Exhibit 99.1

News Release | July 14, 2026 Wells Fargo Reports Second Quarter 2026 Net Income of $6.4 billion, or $2.00 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Jun 30, 2026	Jun 30, 2025
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$22,622	20,822
Noninterest expense	13,661	13,379
Provision for credit losses[1]	914	1,005
Net income	6,407	5,494
Diluted earnings per common share	2.00	1.60
Selected Balance Sheet Data ($ in billions)
Average loans	$1,026.5	916.7
Average deposits	1,465.6	1,331.7
CET1[2]	10.3%	11.1
Performance Metrics
ROE[3]	15.0%	12.8
ROTCE[4]	17.7	15.2

Operating Segments and Other Highlights

	Quarter ended	Jun 30, 2026 % Change from
($ in billions)	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025
Average loans
Consumer Banking and Lending[5]	$337.8	1%	6
Commercial Banking[5]	237.1	4	5
Corporate and Investment Banking	359.4	5	26
Wealth and Investment Management	91.1	3	12
Average deposits
Consumer Banking and Lending[5]	828.4	1	3
Commercial Banking[5]	189.5	2	6
Corporate and Investment Banking	234.8	10	16
Wealth and Investment Management	109.8	(2)	10
Capital
◦Repurchased 37.4 million shares, or $3.0 billion, of common stock in second quarter 2026

Second quarter 2026 notable item:
◦$132 million, or $0.04 per share, of discrete tax benefits related to the resolution of prior period matters

Chairman and Chief Executive Officer Charlie Scharf commented, “We generated strong second quarter results with diluted earnings per share growing to $2.00, up 25% from a year ago. Revenue increased 9% from a year ago with net interest income up 5% and noninterest income up 13%. Continued expense discipline drove positive operating leverage. Total expenses were up 2% from a year ago and non-revenue related expenses were lower. Consumer and commercial credit quality remained strong across all portfolios and net loan charge-offs declined 10 basis points from a year ago. ROTCE[4] increased from 15.2% a year ago to 17.7% in the second quarter and 16.1% in the first half of 2026. Our balance sheet continued to grow with average loans increasing 12% from a year ago, with higher balances in both our consumer and commercial businesses, and average deposits increasing 10%.”

“We saw broad-based revenue growth, with all of our operating segments generating strong revenue growth. In our consumer businesses, Consumer Banking and Lending revenue grew 6% and Wealth and Investment Management revenue increased 13% from a year ago. We also had strong growth in our commercial businesses with Commercial Banking revenue up 6% and Corporate and Investment Banking revenue increasing 16% from a year ago,” Scharf added.

“We are clearly benefitting from the broad-based economic strength we see in the U.S., but the investments we are making and our improved operating discipline also drove strong momentum in our key business metrics across all operating segments again this quarter. Consumer primary checking account growth is accelerating, and we had strong growth in new credit card accounts and auto originations. In Wealth and Investment Management, client assets grew 15% from a year ago to over $2.4 trillion. The hiring we have done in Commercial Banking has helped to drive new client acquisition and higher loan and deposit balances. In Corporate and Investment Banking we had strong results with Banking revenue increasing 20% and Markets revenue up 24% from a year ago,” Scharf continued.

“After years of not being on a level playing field with our competitors because we couldn’t grow our balance sheet, we are carefully deploying capital to grow and support our clients by taking risks that we think are prudent through economic cycles, not just the strong environment we see today. Our strong capital generation allows us to do this and continue to return capital to our shareholders. During the first half of this year, we repurchased approximately $7 billion of common stock and as previously announced, we expect to increase our third quarter common stock dividend by 11% to $0.50 per common share, subject to approval by the Company’s Board of Directors at its meeting later this month. We continue to manage our capital position with significant buffers above regulatory minimums and look forward to the finalization of the new proposed capital rules,” Scharf continued.

“Consumers and businesses remain very strong. Consumer spending is higher, charge-offs and delinquencies are lower, and savings and investments are growing across consumer segments. Businesses are cautious but balance sheets and cash flows remain strong resulting in strong credit performance. Equity indices are at or near all-time highs, credit spreads are narrow, and there is a significant amount of liquidity being deployed by banks and non-banks. Concerns around affordability and inflation exist, but the labor market and wage growth remain strong. We know that such favorable conditions do not go on forever so we are being selective about how much and where to grow. Our goal is to build sustainable higher returns and higher growth that can endure the inevitable market shocks and economic cycles,” Scharf concluded.

Endnotes are presented on page 9.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
Selected Company-wide Financial Information

	Quarter ended			Jun 30, 2026 % Change from
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Mar 31, 2026	Jun 30, 2025
Earnings ($ in millions except per share amounts)
Net interest income	$12,317	12,096	11,708	2%	5
Noninterest income	10,305	9,350	9,114	10	13
Total revenue	22,622	21,446	20,822	5	9
Net charge-offs	883	1,106	997	(20)	(11)
Change in the allowance for credit losses	31	29	8	7	288
Provision for credit losses[1]	914	1,135	1,005	(19)	(9)
Noninterest expense	13,661	14,330	13,379	(5)	2
Income tax expense	1,402	691	916	103	53

Wells Fargo net income	$6,407	5,253	5,494	22	17
Diluted earnings per common share	2.00	1.60	1.60	25	25

Balance Sheet Data (average) ($ in billions)
Loans	$1,026.5	996.0	916.7	3	12
Deposits	1,465.6	1,415.0	1,331.7	4	10
Assets	2,227.9	2,168.2	1,933.4	3	15

Financial Ratios
Return on assets (ROA)	1.15%	0.98	1.14
Return on equity (ROE)	15.0	12.2	12.8
Return on average tangible common equity (ROTCE)[2]	17.7	14.5	15.2
Efficiency ratio[3]	60	67	64
Net interest margin on a taxable-equivalent basis	2.43	2.47	2.68
Second Quarter 2026 vs. Second Quarter 2025
◦Net interest income increased 5%, driven by lower deposit costs, higher loan and investment securities balances, the impact of lower interest rates and balance sheet growth in our Markets business, and higher interest-bearing commercial deposits, partially offset by the impact of lower interest rates on floating rate assets, as well as a modest decline in noninterest-bearing deposits
◦Noninterest income increased 13%. Second quarter 2026 included strong performance from our venture capital investments, higher investment advisory fees on higher market valuations, and higher investment banking fees, as well as increases in most other fee categories, partially offset by lower lease income related to the first quarter 2026 sale of our rail car leasing business. Second quarter 2025 included a $253 million gain associated with our merchant services joint venture acquisition
◦Noninterest expense increased 2%, driven by higher revenue-related and other incentive compensation expense reflecting improved performance, an increase in technology and equipment expense, and higher advertising expense, partially offset by lower lease expense related to the first quarter 2026 sale of our rail car leasing business and the impact of efficiency initiatives, including a 7% reduction in headcount
◦Provision for credit losses in second quarter 2026 included a modest increase in the allowance for credit losses, reflecting a higher allowance for credit card and auto loans driven by higher loan balances, largely offset by a lower allowance for commercial real estate loans

Endnotes are presented on page 9.	2

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025
Capital:
Total equity	$182.3	180.3	183.0
Common stockholders’ equity	165.0	163.2	164.6
Tangible common equity[1]	139.7	137.8	139.1
Common Equity Tier 1 (CET1) ratio[2]	10.3%	10.3	11.1
Total loss absorbing capacity (TLAC) ratio[3]	22.8	23.0	24.4
Supplementary Leverage Ratio (SLR)[4]	5.8	5.9	6.7

Liquidity:
Liquidity Coverage Ratio (LCR)[5]	119%	120	121

◦In June, the Company completed the 2026 Comprehensive Capital Analysis and Review stress test process
▪As previously announced by the Federal Reserve, this year’s stress test results do not impact bank capital requirements. The Company's stress test results continued to be below the stress capital buffer (SCB) floor, and our SCB remains at 2.5%
▪Third quarter 2026 common stock dividend is expected to be $0.50 per share, up from $0.45 per share, subject to approval by the Company’s Board of Directors at its regularly scheduled meeting in July

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025
Net loan charge-offs	$876	1,100	997
Net loan charge-offs as a % of average total loans (annualized)	0.34%	0.45	0.44

Total nonaccrual loans	$7,643	8,469	7,757
As a % of total loans	0.74%	0.83	0.84
Total nonperforming assets	$7,944	8,768	7,964
As a % of total loans	0.77%	0.86	0.86

Allowance for credit losses for loans	$14,407	14,374	14,568
As a % of total loans	1.40%	1.41	1.58
Second Quarter 2026 vs. First Quarter 2026
◦Commercial net loan charge-offs as a percentage of average loans were 0.10% (annualized), down from 0.24%, driven by lower commercial and industrial net loan charge-offs. The consumer net loan charge-off rate decreased to 0.74% (annualized), down from 0.78%, on lower auto and credit card net loan charge-offs
◦Nonperforming assets were down $824 million, driven by lower commercial and industrial and commercial real estate nonaccrual loans. Nonperforming assets as a percentage of total loans were 0.77%, down from 0.86%

Endnotes are presented on page 9.	3

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending. We also provide personalized wealth management and financial planning services through our branch channel.
Selected Financial Information1

	Quarter ended			Jun 30, 2026 % Change from
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Mar 31, 2026	Jun 30, 2025
Earnings (in millions)
Consumer, Small and Business Banking	$7,308	7,019	6,748	4%	8
Credit Card	1,614	1,595	1,588	1	2
Home Lending	762	787	821	(3)	(7)
Auto	320	295	241	8	33
Personal Lending	284	302	290	(6)	(2)
Total revenue	10,288	9,998	9,688	3	6
Provision for credit losses	945	818	945	16	—
Noninterest expense	6,286	6,589	6,179	(5)	2

Net income	$2,290	1,941	1,923	18	19

Average balances (in billions)
Loans	$337.8	335.3	319.0	1	6
Deposits	828.4	816.6	805.5	1	3
Second Quarter 2026 vs. Second Quarter 2025
◦Revenue increased 6%
▪Consumer, Small and Business Banking was up 8% driven by higher deposit and loan balances, wider deposit spreads, higher deposit-related fees, increased debit card fees on higher volume, and higher investment advisory fees driven by an increase in market valuations. Results include the impact of the third quarter 2025 transfer of certain business customers from the Commercial Banking operating segment
▪Credit Card was up 2% reflecting higher net interest income on higher loan balances
▪Home Lending was down 7% due to lower net interest income on lower loan balances as well as lower servicing income
▪Auto was up 33% due to higher loan balances
◦Noninterest expense increased 2% driven by higher advertising expense and higher revenue-related compensation expense, as well as the impact of the third quarter 2025 transfer of certain business customers from the Commercial Banking operating segment, partially offset by the impact of efficiency initiatives

Endnotes are presented on page 9.	4

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Jun 30, 2026 % Change from
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Mar 31, 2026	Jun 30, 2025
Earnings (in millions)
Net interest income	$2,047	1,988	1,983	3%	3
Noninterest income	1,071	1,132	950	(5)	13
Total revenue	3,118	3,120	2,933	—	6
Provision for credit losses	131	150	(43)	(13)	405
Noninterest expense	1,412	1,608	1,519	(12)	(7)

Net income	$1,176	1,017	1,086	16	8

Average balances (in billions)
Loans	$237.1	229.1	226.5	4	5
Deposits	189.5	185.9	178.0	2	6
In third quarter 2025, we prospectively transferred approximately $8 billion of loans and approximately $6 billion of deposits related to certain business customers to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment.

Second Quarter 2026 vs. Second Quarter 2025
◦Revenue increased 6%
▪Net interest income was up 3% due to higher loan and interest-bearing deposit balances, partially offset by the impact of lower interest rates, a decline in noninterest-bearing deposit balances, and the transfer noted above
▪Noninterest income was up 13% driven by higher revenue from equity investments, tax credit investments, and investment banking
◦Noninterest expense decreased 7% due to lower operating costs, the impact of the transfer noted above, as well as the impact of efficiency initiatives

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Corporate and Investment Banking delivers a suite of capital markets, banking, and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and capital markets, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Jun 30, 2026 % Change from
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Mar 31, 2026	Jun 30, 2025
Earnings (in millions)
Banking:
Lending	$724	700	601	3%	20
Treasury Management and Payments	661	655	611	1	8
Investment Banking	628	602	463	4	36
Total Banking	2,013	1,957	1,675	3	20
Commercial Real Estate	1,197	1,146	1,212	4	(1)
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,536	1,583	1,391	(3)	10
Equities	635	543	387	17	64
Credit Adjustment (CVA/DVA/FVA) and Other	35	47	1	(26)	NM
Total Markets	2,206	2,173	1,779	2	24
Other	9	2	7	350	29
Total revenue	5,425	5,278	4,673	3	16
Provision for credit losses	(181)	175	103	NM	NM
Noninterest expense	2,497	2,692	2,251	(7)	11

Net income	$2,329	1,809	1,737	29	34

Average balances (in billions)
Loans	$359.4	342.3	285.9	5	26
Deposits	234.8	214.3	202.4	10	16
NM – Not meaningful
Second Quarter 2026 vs. Second Quarter 2025
◦Revenue increased 16%
▪Banking was up 20% on higher investment banking fees driven by Equity and Debt Capital Markets and higher loan and interest-bearing deposit balances, partially offset by the impact of lower interest rates and a modest decline in noninterest-bearing deposit balances
▪Commercial Real Estate was down 1% due to the impact of lower interest rates, partially offset by higher capital markets activity and higher loan balances
▪Markets was up 24% driven by strong performance in equities and higher revenue across most FICC products including the impact of balance sheet growth
◦Noninterest expense increased 11% driven by higher personnel expense, professional and outside services expense, and operating costs, partially offset by the impact of efficiency initiatives

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Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Jun 30, 2026 % Change from
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Mar 31, 2026	Jun 30, 2025
Earnings (in millions)
Net interest income	$919	905	785	2%	17
Noninterest income	2,973	2,970	2,653	—	12
Total revenue	3,892	3,875	3,438	—	13
Provision for credit losses	17	(10)	12	270	42
Noninterest expense	3,160	3,262	2,865	(3)	10

Net income	$537	468	420	15	28

Total Company-wide client assets (in billions)	2,691	2,483	2,346	8	15

Average balances (in billions)
Loans	$91.1	88.4	81.3	3	12
Deposits	109.8	112.1	99.5	(2)	10
Second Quarter 2026 vs. Second Quarter 2025
◦Revenue increased 13%
▪Net interest income was up 17% driven by lower deposit pricing and higher deposit and loan balances
▪Noninterest income was up 12% on higher investment advisory fees driven by an increase in market valuations
◦Noninterest expense increased 10% due to higher revenue-related compensation expense, partially offset by the impact of efficiency initiatives

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Corporate includes corporate treasury and enterprise functions, net of expense allocations, in support of the reportable operating segments (including funds transfer pricing, capital, and liquidity), as well as our investment portfolio and venture capital investments. Corporate also includes results for previously divested businesses.
Selected Financial Information

	Quarter ended			Jun 30, 2026 % Change from
	Jun 30, 2026	Mar 31, 2026	Jun 30, 2025	Mar 31, 2026	Jun 30, 2025
Earnings (in millions)
Net interest income	$(589)	(460)	(103)	(28)%	NM
Noninterest income	1,002	228	662	339	51
Total revenue	413	(232)	559	278	(26)
Provision for credit losses	2	2	(12)	—	117
Noninterest expense	306	179	565	71	(46)

Net income	$75	18	328	317	(77)
NM – Not meaningful
Second Quarter 2026 vs. Second Quarter 2025
◦Revenue decreased driven by lower net interest income due to the impact of lower interest rates on crediting rates to our operating segments, a decrease in other noninterest income as second quarter 2025 included a gain associated with our merchant services joint venture acquisition, and lower lease income related to the sale of our rail car leasing business. These decreases were partially offset by strong performance from our venture capital investments
◦Noninterest expense decreased due to lower operating losses and lower lease expense related to the sale of our rail car leasing business

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Endnotes

Page 1 – Company-wide Financial Summary / Operating Segments and Other Highlights
1.Includes provision for credit losses for loans, debt securities, and other financial assets.
2.Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 framework. See the table on page 26 of the 2Q26 Quarterly Supplement for more information on CET1. CET1 for June 30, 2026, is a preliminary estimate.
3.Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
4.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 2Q26 Quarterly Supplement.
5.In third quarter 2025, we prospectively transferred approximately $8 billion of loans and approximately $6 billion of deposits related to certain business customers from the Commercial Banking operating segment to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment.

Page 2 – Selected Company-wide Financial Information
1.Includes provision for credit losses for loans, debt securities, and other financial assets.
2.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 2Q26 Quarterly Supplement.
3.The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

Page 3 – Selected Company-wide Capital and Liquidity Information
1.Tangible common equity is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 24-25 of the 2Q26 Quarterly Supplement.
2.Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 framework. See the table on page 26 of the 2Q26 Quarterly Supplement for more information on CET1. CET1 for June 30, 2026, is a preliminary estimate.
3.Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for June 30, 2026, is a preliminary estimate.
4.SLR for June 30, 2026, is a preliminary estimate.
5.Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for June 30, 2026, is a preliminary estimate.

Page 4 – Operating Segment Performance – Consumer Banking and Lending
1.In third quarter 2025, we prospectively transferred approximately $8 billion of loans and approximately $6 billion of deposits related to certain business customers from the Commercial Banking operating segment to Consumer, Small and Business Banking in the Consumer Banking and Lending operating segment.

Conference Call
The Company will host a live conference call on Tuesday, July 14, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 8320644#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnections-events.com/wf2Qearnings26.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Tuesday, July 14 through
Tuesday, July 28. Please dial 1-800-835-4112 (U.S. and Canada) or 203-369-3829 (International/U.S. Toll) and enter passcode: 1524#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnections-events.com/wf2Qearnings26.

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Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission (SEC), and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company or any of its businesses, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (viii) future common stock dividends, common share repurchases and other uses of capital; (ix) our targeted range for return on assets, return on equity, and return on tangible common equity; (x) expectations regarding our effective income tax rate; (xi) the outcome of contingencies, such as legal actions; (xii) sustainability and governance related goals or commitments; and (xiii) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters, trade policies, and any slowdown in global economic growth;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income and net interest margin;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, a reduction in the availability of funding or increased funding costs, a reduction in our ability to sell or securitize loans, and declines in asset values and/or recognition of impairment of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;
•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyberattacks;
•the effect of technological changes, including artificial intelligence and digital assets, on us, our customers, or our competitive landscape;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

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•fiscal and monetary policies of the Federal Reserve Board;
•changes to tax laws, regulations, and guidance as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), regulatory and legal considerations, including regulatory requirements under the Federal Reserve Board’s capital plan rule, and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the SEC, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC and available on its website at www.sec.gov1.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time we may provide forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity or for net interest income excluding Markets. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
1 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

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About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $2.3 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 38 on Fortune’s 2026 rankings of America’s largest corporations.

Contact Information
Media
Beth Richek, 980-308-1568
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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